                           Offer To Purchase For Cash
                     All Outstanding Shares of Common Stock
                                       of
                           Rental Service Corporation
                                       at
                              $29.00 Net Per Share
                                       by
                           Pandion Acquisition Corp.
                          a wholly owned subsidiary of
                         Atlas Copco North America Inc.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, JULY 27, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   June 29, 1999

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase, dated June 29, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together with the Offer to Purchase, constitute the "Offer") relating to an offer by Pandion Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Atlas Copco North America Inc., a Delaware corporation ("Parent"), to purchase all of the outstanding shares of common stock, par value $.01 (together with the associated preferred share purchase rights, the "Shares"), of Rental Service Corporation, a Delaware corporation (the "Company"), at a purchase price of $29.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase. We are (or our nominee is) the holder of record of Shares held by us for your account. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES. A TENDER OF SHARES MAY BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

    Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their shares according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase.

    We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

    Please note the following:

    1. The tender price is $29.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase;

    2.  The Offer is being made for all outstanding Shares;

    3. The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of June 28, 1999, by and among Parent, the Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, as soon as practicable following completion of the Offer, the Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation after the Merger and will be a wholly owned subsidiary of the Parent;

    4. The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, has determined that the Offer and the

       Merger are fair to, and in the best interests of, the Company's stockholders, has declared that the Merger Agreement is advisable, and recommends that holders of Shares accept the Offer and tender their Shares pursuant to the Offer;

    5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, July 27, 1999, unless the Offer is extended; and

    6. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS, INCLUDING (1) THERE BEING AT LEAST THAT NUMBER OF SHARES REPRESENTING A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER, VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, AND (2) RECEIPT BY THE PURCHASER AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS. SEE SECTION 15 OF THE OFFER TO PURCHASE.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Credit Suisse First Boston Corporation in its capacity as Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    If you wish to have us tender any or all Shares, please complete, sign, detach and return to us the instruction form contained in this letter. An envelope in which to return your instruction form to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

                          Instructions With Respect To
                         The Offer To Purchase For Cash
                     All Outstanding Shares Of Common Stock
                                       of
                           Rental Service Corporation
                                       by
                           Pandion Acquisition Corp.
                          a wholly owned subsidiary of
                         Atlas Copco North America Inc.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated June 29, 1999 of Pandion Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Atlas Copco North America Inc. (the "Offer to Purchase"), and the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together with the Offer to Purchase, constitute the "Offer") relating to shares of common stock, par value $.01 (together with the associated preferred share purchase rights, the "Shares"), of Rental Service Corporation, a Delaware corporation.

    This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

 Number of Shares to be
 Tendered:(*) ____________________

                                               SIGN HERE

                                                               Signature(s)

Account Number:
Date: , 1999
                                                              (Print Name(s))

                                                            (Print Address(es))

                                                    (Area Code and Telephone Number(s)

                                                (Taxpayer Identification or Social Security
                                                                Number(s))

* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

THIS FORM MUST BE RETURNED TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT.